Exhibit 10.2

Baker Hughes Incorporated	3900 Essex Lane, Suite 1200
Houston, Texas 77027
P. O. Box 4740
Houston, Texas 77210-4740
Tel 713-439-8751
Fax 713-439-8966
chad.deaton@bakerhughes.com

Chad C. Deaton
Chairman of the Board and
Chief Executive Officer
October 26, 2005

Mr. James R. Clark
Baker Hughes Incorporated
3900 Essex Lane Houston, Texas 77027
Re: Employment Letter dated February 15, 2001
Dear Rod:
The Compensation Committee of the Baker Hughes Incorporated Board of Directors at its meeting held on October 26, 2005 has credited you with five years of service as of your first day of employment (March 7, 2001) for determining your eligibility for retirement under the Company’s benefits and compensation programs, including all past and future stock option grants, the Company’s Incentive Compensation Plan and Employee Stock Purchase Plan.
Very truly yours,

/s/ Chad Deaton
Chad C. Deaton
Chairman and Chief Executive Officer

Baker Hughes Incorporated
3900 Essex Lane, Suite 1200
Houston, Texas 77027-5177
February 15, 2001	P.O. Box 4740 (77210-4740)
Tel 713-439-8351
Fax 713-439-8966
andy.szescila@bakerhughes.com

Andrew J. Szescila
Chief Operating Officer
PERSONAL AND CONFIDENTIAL
Mr. James Roderick Clark
10 Crownberry Court
The Woodlands, TX 77381
Dear James:
I am pleased to offer you the position of President of Baker Petrolite located in Sugar Land, Texas. This position will report to Andy Szescila, Chief Operating Officer. The elements of your compensation package are as follows:
1.	The effective date will be approximately March 1, 2001.

2.	The position is classified as an Executive Salary Grade 5. Your base salary will be $24,166.67 per month, paid biweekly as earned, effective the date of your employment.

3.	The compensation package includes participation in the Company’s incentive compensation program. Bonus levels for Grade 5 are 50% Expected Value (EV). Bonus levels are based upon your base salary and are contingent upon the Company achieving predetermined financial results set in connection with the Company’s annual fiscal year plan and approval by the Compensation Committee of the Board of Directors. You will be eligible to participate in the 2001 fiscal year incentive compensation program, on a prorated basis, which commences on January 1, 2001.

4.	You will be eligible to participate in the Company-sponsored Thrift (401k) Plan, Supplemental Retirement Plan (“SRP”) and Employee Stock Purchase Plan at the next entrance date for each of the Plans (Thrift & SRP = approximately April, 2001; and Employee Stock Purchase Plan = January 1, 2002).

James Roderick Clark	Page 1 of 3

5.	Insurance coverage available to you upon date of employment will include a choice of several levels of medical and dental insurance, including vision care, as well as life, accidental death and dismemberment, short- and long-term disability and business travel accident insurance.

6.	Vacation is advanced to each employee’s vacation bank each January 1, the beginning of the fiscal year. You will be eligible for four (4) weeks of vacation in 2001.

7.	You will be eligible for a perquisite bank in the amount of $15,000.00, which entitles you to a choice of executive perquisites in accordance with this program’s guidelines. A copy of the policy covering the perquisite program is enclosed.

8.	You will be covered by the Company’s Executive Severance Policy, which covers all U.S. based executives. Its purpose is to provide executives, who are terminated for specific reasons, an income for a fixed period of time while actively looking for other employment.

9.	As an inducement to accept this offer, and subject to you becoming employed at BHI, you will be granted a stock option for 25,000 shares of BHI common stock. This option grant is subject to the approval of the Compensation Committee of the BHI Board of Directors. The strike price per share for the shares covered by this option grant will be the market price per share of BHI common stock on the date of the grant, which will be the date upon which the grant is approved by the Compensation Committee. This option will vest as follows: 33-1/3% will vest on the one year anniversary date of this option grant, 33-1/3% will vest on the two year anniversary of this option grant and the remaining 33-1/3% will vest on the third year anniversary of this option grant. The option will have a term of ten years, subject to the terms of the BHI Stock Option Plan.

10.	Because you will be President of Baker Petrolite, you will be required to own common stock in Baker Hughes, Inc. equal to two times base salary within five years from the date of your employment. Subject to approval of the Compensation Committee of the Board, effective March 1, 2002, you will receive a one-time grant of restricted common stock of the Company equal to the number of shares of common stock of the Company that you own on March 1, 2002, not to exceed 25, 000 shares. Vesting of these restricted shares will occur upon retirement from the Company, involuntary termination (unless due to cause), permanent disability or death and is subject to other terms and conditions of the grant. Retirement for this purpose means attaining age 55 with at least 10 years of service with the Company. On the first day of employment, you will be credited with five years of service for purposes of this program.

James Roderick Clark	Page 2 of 3

These benefits and others for which you may be eligible will be explained to you in detail at an orientation session that will be conducted during your first week of work.
This offer is contingent, however, upon successful completion of the following: a) a physical examination, which includes drug testing; b) written acknowledgment of receipt of the enclosed Substance Abuse and Search Policy in effect at the Company’s offices; c) a background check, which includes civil and criminal litigation history, as well as a credit check and verification of degrees, certifications and/or licenses; d) an application for employment; e) a Form I-9; and f) verification of current compensation.
Please acknowledge your acceptance of this offer by signing in the space provided below and returning one original to Evan Ginn. The additional copy is for your records. We look forward to having you join the Baker Hughes Team!
Sincerely,
/s/ Andrew Szesclia
Andrew Szesclia
Chief Operating Officer

AGREED AND ACCEPTED:
/s/ James Roderick Clark

James Roderick Clark
Date: 2/16/01
Enclosures

James Roderick Clark	Page 3 of 3